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                                                                   Exhibit 10.19

                                                   Geac Enterprise Solutions
                                                   66 Perimeter Center East
GEAC                                               Atlanta, GA 30346-1805 USA
                                                   Tel: 404.239.2000
  ENTERPRISE SOLUTIONS                             www.geac.com

October 25, 2002

Mr. Jim McDevitt
10295 Groomsbridge Road
Alpharetta, GA  30022

Dear Jim:

Geac Computers, Inc. is pleased to confirm your offer for the position of Vice President and General Manager of the Industry Specific Application Division. This responsibility will include five business units: Interealty, Property Management (AMSI), Construction (AEC), Public Safety, and Restaurants. This position will report to SVP, President of Geac Americas, and will be effective on or before December 16, 2002. This letter outlines the terms and conditions of your employment

1. Annual Salary:          $240,000 per annum, which will be paid semi-monthly
                           by direct bank deposit. Your performance will be reviewed in accordance with Geac's Company Wide
                           Annual Review Policy, which shall not result in any decrease in Annual Salary.

2. Incentive               You will be eligible to participate in the Geac FY03
   Compensation:           Bonus Plan. Your FY03 bonus target amount will be
                           $120,000. For the remainder of FY03, you will be eligible for a prorated bonus calculated from your first day of employment. DETAILS OF YOUR BONUS PLAN
                           WILL BE PROVIDED UNDER SEPARATE COVER.

3. Benefits:               Your standard benefits plan will begin the first day
                           of the month following your date of hire.

4. Vacation:               You will be entitled to three (3) weeks paid vacation
                           each year increasing according to Geac's Vacation
                           Policy.

5. Stock Options:          Upon Board approval, Geac Computer Corporation
                           Limited ("GCCL") shall grant you 100,000 options of
                           common shares of GCCL at the time of employment.
                           These Options are granted subject to GCCL's Stock
                           Option Plan VI. Options will vest over a four (4)
                           year period. Strike price will be set by the Board of
                           Directors after your employment begins.
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                                      -2-

6. Voluntary               If you wish to resign voluntarily you shall provide
   Resignation:            Geac with at least 30 days prior written notice,
                           which shall set out a proposed date of resignation.
                           Geac may elect to require you to remain in its employment for all or part of the notice period, or may require that you resign immediately. Upon the date of your resignation, Geac shall pay you all unpaid salary and shall pay any unpaid bonus provided that the conditions for payment of the bonus have been met. Upon the date of your resignation the vesting of options shall cease and you will have no entitlement to pay or benefits beyond the date of resignation.

7. Termination for         If you are guilty of any conduct constituting cause
   Cause:                  for dismissal, Geac may terminate your employment by
                           providing you with written notice of termination and your employment and your rights under this Agreement shall terminate on the day the notice is delivered to you. Upon termination for Cause you shall be paid all unpaid salary owing to you and the vesting of Options shall cease. You will have no entitlement to pay or benefits beyond the date of termination.

                           As used herein, the term "cause" shall mean (a) your material failure to substantially perform your duties with Geac (other than any such failure resulting from your incapacity due to physical or mental illness, or your death) that continues for more than 30 days after a written demand for substantial performance is delivered to you by your manager, which demand specifically identifies the manner in which your manager believes that you have not substantially performed your duties, (b) the willful engaging by you in conduct which is materially injurious to Geac, monetarily or otherwise, (c) your conviction of any crime, other than routine traffic violations, or (d) your engaging in any business which materially competes with any material business of Geac.

8. Termination for Other   Geac shall have the right to terminate your
   Than Cause:             employment at any time for any reason other than
                           cause. In such event, you shall be entitled to receive severance in accordance with Geac's then-current policy, subject to a minimum of six month's salary continuation (subject to standard deductions).

The financial terms set forth above, like any compensation related matters, are confidential and should only be discussed with your manager or with a representative of the Human Resources Department.
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                                      -3-

To ensure complete understanding before employment, and the best relationship during employment, we would like to point out that this letter constitutes our entire offer of employment, and that there are no promises nor conditions implied or expressed that are not contained within this letter. We wish to further advise you that any statements of earnings in this letter do not guarantee, nor should be construed to guarantee employment, or any period of employment.

We trust that the above will be acceptable to you and ask that you indicate your acceptance by returning the original copy of this letter by October 31, 2002 to the following address:

                              Geac Computers, Inc.
                              66 Perimeter Center East
                              Atlanta, GA 30346
                              Attn: Cindy Davis

This offer is conditional upon you signing a copy of the enclosed
Confidentiality Agreement (appendix "A") and providing satisfactory proof of eligibility for employment in the United States.

Jim, if you need further assistance please feel free to contact Cindy Davis, Vice President Human Resources, at 404-239-3241. We look forward to welcoming you to the Geac team and working with you during your employment with us.

Sincerely,

"James M. Travers"

James M. Travers
SVP, President Geac Americas

ACCEPTED:

"Jim McDevitt"                            11/19/02
---------------------------               ---------------------------
Jim McDevitt                              Date
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                                    EXHIBIT A

                       EMPLOYEE CONFIDENTIALITY AGREEMENT

                                  Jim McDevitt

         AS Geac Computer Corporation Limited, or a subsidiary or affiliate, desires to retain my services as set out in a letter of employment; and

         FURTHERMORE, as Geac in the nature of its business desires to protect aspects of its business containing confidential information or trade secrets;

         NOW, in consideration of my employment by Geac I agree as follows:

1.       DEFINITIONS

(a) "CONFIDENTIAL INFORMATION" means information disclosed to me or acquired by me as a result of my employment with Geac and includes but is not limited to proprietary rights, information relating to Geac's products or developments of new or improved products, marketing strategy, sales or business plans, the names and information about Geac's past, present and prospective customers (to whom Geac has made a proposal to during the course of my employment) and clients trade secrets and any other information which is not in the public domain and which information can be reasonably deemed as confidential information whether or not such information is explicitly identified as being confidential.

(b) "PROPRIETARY RIGHTS" means the computer programs, system documentation, drawings, schematics, hardware and other such materials developed by Geac or made available to Geac by the licensors in accordance with the proprietary rights of such licensors. For the purposes of this Agreement, proprietary information of Geac shall include proprietary or confidential information of Geac, or its customers, partners, joint venturers, licensors or other business associates including, but not limited to information relating to inventions, apparatus, processes, procedures, products, prices, research, costs, business affairs, future plans, ideas, technical data and raw data from field or laboratory tests or evaluation thereof.

2.       USE AND DISCLOSURE

While employed by Geac and for a period of five (5) years thereafter (the "Confidentiality Period"), I shall not, directly or indirectly, in any way use or disclosure to any person any Confidential Information, except where authorized and required to do so for the performance of my employment; provided that for any such Confidential Information constituting a trade secret, the Confidentiality Period shall extend for so long as the particular Confidential Information remains a trade secret under applicable law. I agree and acknowledge that Confidential Information of Geac is the exclusive property of Geac and I shall hold all such Confidential Information in trust for Geac. I confirm and acknowledge my fiduciary duty to use my best efforts to protect Confidential Information; not to misuse such Information; and to protect such Confidential Information from any misuse, misappropriation, harm, or interference by others in any manner whatsoever.

3.       EXCLUSIVITY AND DEDICATION

During the period of my employment with Geac, I shall devote my entire working time during the regular business hours assigned to my position with attention to such duties as may be assigned to me by Geac.
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                                      -2-



During such time I shall faithfully and diligently serve and endeavour to further the interests of Geac. I agree that I shall not engage in or become connected with: (i) any other business during my regular business hours at Geac; or (ii) any business which is in competition with Geac at any time.

4.       INVENTIONS BELONGING TO GEAC

Geac is actively engaged in research and development, and I may be requested to make inventions and/or enhancements to products owned by Geac. I recognize that Geac has a proprietary interest in any inventions or enhancements that I may make during my employment, whether made during or after regular business hours, and whether made with Geac's, my own or anyone else's materials and/or equipment, if such inventions or enhancements may reasonably be regarded as:

(a) relating directly to the business of Geac (to the extent that I may reasonably be aware of same) at the time the development of the invention of enhancement; or (b) derived from confidential or proprietary information of Geac obtained by me in the course of my employment. Such inventions or enhancements are referred to herein as "Geac Inventions".

5.       ASSIGNMENT OF INTEREST IN INVENTIONS

I hereby irrevocably assign and agree to assign, all my interest, if any, together with all moral rights, if any, in all Geac Inventions to Geac or its nominee. This obligation shall continue beyond the termination of my employment and shall continue to be binding upon my heirs, assigns, executors, administrators and/or other legal representatives.

6.       REGISTRATION OF OWNERSHIP RIGHTS

Promptly upon making any Geac Inventions, I shall fully disclose it to Geac and shall, if requested, assist Geac in preparing any copyright registration, patent application or design registration application which Geac may choose to file. Upon request, I agree to execute without further consideration such further documents as may reasonably be required to obtain letter patent or design registrations in any country for any Geac Inventions and vest the same in Geac.

7.       ASSISTANCE TO PROTECT GEAC'S PROPRIETARY RIGHTS

Both during and subsequent to my employment by Geac and where reasonably practicable I agree to generally do everything reasonably necessary or desirable to assist Geac in obtaining and enforcing proper protection of the Geac inventions.

8.       CONFLICTS

My employment with Geac and my execution of this Agreement is not in conflict with any obligations that I have at present with any other person, business, organization or former employer. I agree to notify Geac in writing upon having knowledge of, or before performing or causing to be performed any work for or on behalf of Geac which appears to or may potentially be in conflict with (a) rights claimed by me in any invention or idea conceived by me prior to my employment; or (b) rights of others arising out of obligations incurred by me prior to entering into this Agreement.

In the event that I should fail to give Geac notice of any such conflict of which I am aware, I agree that Geac may deem that no such conflict exists. By such inaction I will thereby waive any claim which I may have against Geac with respect to the use of any such invention or idea.
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                                      -3-


9.       RETURN OF PROPERTY

Upon ceasing employment with Geac, or earlier if required by Geac, I agree to promptly deliver to Geac all property, including but not limited to, correspondence, blueprints, letters, drawings, schematics, manuals, notes, notebooks, reports, flowcharts, progress reports, proposals, records, data, sketches, drawings, memorandum, models, samples, equipment, customer lists, price lists, product specifications, laboratory or field test results or any other property pertaining to my employment by Geac and belonging to Geac, its customers, partners, joint ventures, suppliers, or other business associates.

10.      REIMBURSMENT

All pre-approved costs and expenses incurred by me in fulfilling paragraphs 5, 6, and 7 during my employment by Geac shall be reimbursed to me by Geac. If after my termination of employment with Geac, it requests my assistance with regard to the issues referred to in such paragraphs, Geac will pay all pre-approved costs and expenses as well as reasonable compensation for my time expended in the performance of these obligations.

11.      PRESENTATIONS AND PUBLICATIONS

I am required to obtain the written consent of an officer of Geac in advance of presentation or publication of any speech, paper or article authored by me, either alone or jointly with others, which in any way refers to my employment with Geac in any manner or relates to any confidential or proprietary matter related thereto, unless such presentation or publication was at the direction or request of Geac.

12.      NON-SOLICITATION OF CUSTOMERS

I agree that during the term of this Agreement and for a period of one (1) year immediately following the termination of my employment with Geac, I shall not, on my own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, directly or indirectly, solicit, contact, call upon, communicate or attempt to communicate with any customer or prospective customer of Geac or any representative of any customer or prospective Customer of Geac, with a view to the sale or provision of any deliverable or service competitive or potentially competitive with any deliverable or service sold or provided or under development by Geac during the one (1) year immediate preceding the effect date of the termination of my employment; provided, however, that this restriction shall apply only to customers or prospective customers of Geac for whom I have performed, or proposed to perform, the same or similar kinds of deliverables or services on behalf of Geac during such one (1) year period.

13.      NON-SOLICITATION OF EMPLOYEES

I agree that while I am employed by Geac, and for a period of one (1) year following the termination of my employment with Geac, I shall not directly or indirectly, solicit, induce or attempt to induce any Geac employee into leaving the Company's employment, nor shall I directly or indirectly participate in any employer's or agencies recruitment or hiring of Geac employees.

14.      TERM

This agreement shall become effective when signed and shall terminate upon the termination of my employment with Geac, except that paragraphs 2, 4, 5, 6, 7, 10, 12 and 13 shall survive such termination.
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                                      -4-

15.      SEVERABILITY

I acknowledge that each paragraph of this Agreement is separate from each other paragraph of this Agreement and if any one paragraph is found to be invalid, it shall not invalidate the remainder of this Agreement.

16.      JURISDICTION

This Agreement shall be interpreted in accordance with the laws of the jurisdiction in which it is signed.

17.      INDEPENDENT LEGAL ADVICE

I acknowledge I have read and understood this Agreement and have had the opportunity to obtain independent legal advice prior to the execution of this Agreement. In the event that I did not obtain such advice, it shall not be used by me in an attempt to obviate, alter, sever or otherwise terminate this Agreement or any part thereof.

18.      ENTIRE AGREEMENT

This Agreement shall supersede any previous confidentiality agreement or similar understanding which I may have had with Geac. Any amendments to this Agreement must be made in writing and signed by both Geac and me.

DATED AT  /GEAC-ATLANTA/ this /16th/ day of  /December/, 20/02/
          --------------      ------         ----------    ----


/s/ Jim McDevitt
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Jim McDevitt
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(Print)